Exhibit 99.1

CapLease Announces Fourth Quarter and Full Year 2009 Results

NEW YORK--(BUSINESS WIRE)--February 26, 2010--CapLease, Inc. (NYSE: LSE), a real estate investment trust (REIT) focused on single-tenant commercial real estate investments, today announced its results for the fourth quarter and full year ended December 31, 2009. Net (loss) to common stockholders for 2009 was $(16.8) million, and funds from operations, or FFO, was $34.8 million.

2009 Highlights:

  FFO of $1.05 Per Share Before Items Affecting Comparability, or $0.70 Per Share Including Such Items
  Continued Strong Portfolio Performance Reflecting High Credit Quality of Our $2 Billion Portfolio
  Retired $125 Million of Debt, Including $63 Million to Credit Facility Lender
  Increased Quarterly Dividend by 20% to $0.06 Per Share During the Fourth Quarter
  Improved Financial Flexibility and Liquidity, with Cash of $39 Million at Year-End

Full Year 2009 Results:

For the year ended December 31, 2009, the Company reported total revenues of $178.2 million, compared to total revenues of $182.3 million in 2008. FFO adjusted for items that affect comparability was $51.9 million, or $1.05 per share, compared to $49.3 million, or $1.08 per share, in 2008. Our 2009 adjusted FFO results well exceeded the high-end of our guidance of $1.01 per share. Net (loss) to common stockholders for the year ended December 31, 2009 was $(16.8) million, or $(0.34) per share, compared to net (loss) of $(26.0) million, or $(0.57) per share, in 2008.

Included in the 2009 unadjusted results is $26.9 million of loss on investments partially offset by $9.8 million of gain on debt extinguishment. The loss on investments is comprised primarily of $11.9 million impairment during the fourth quarter on our property in Johnston, Rhode Island and $13.2 million of previously announced loss on sale of selected assets in connection with recourse debt reduction. The gain on debt extinguishment resulted from repurchases of our convertible senior notes and collateralized debt obligations at significant discounts as we took advantage of severe market dislocations primarily in the first half of 2009.

	For the Twelve Months
	Ended December 31
(Amounts in thousands, except per share amounts)	2009	2008
Funds from operations	$34,830	$27,889
Per Share	$0.70	$0.61
Items that affect comparability (income) expense:
Loss on derivatives	–	19,496
Loss on investments	26,885	3,663
Gain on extinguishment of debt	(9,829)	(1,713)
Funds from operations, as adjusted for comparability	$51,886	$49,335
Per Share	$1.05	$1.08

During the year, the Company continued to benefit from the stable cash flows generated by its high credit quality $2 billion portfolio. We also significantly reduced overall debt by $125 million. During 2009, the Company lowered borrowings on its recourse credit facility by $63.0 million, to $126 million at year-end, and extended the maturity of the debt by an additional year, to April 2011. The Company continues to pursue a new credit facility that will further extend the maturity and support future growth. The Company also lowered borrowings on its recourse convertible senior notes by $19.3 million, to $52.4 million principal outstanding at year-end, through discounted note repurchases.

Paul McDowell, Chairman and Chief Executive Officer, stated, “During the year, we executed well on our strategy of strengthening our balance sheet and reducing overall debt. We meaningfully lowered our debt and increased our cash on hand while extending the maturity of our credit facility until 2011. Further, our high credit quality portfolio continued to perform as expected and we expect that performance will continue. The proactive steps we have taken position us well to execute on our 2010 strategy which will be focused on driving increased free cash flow through continued debt reduction and the resumption of portfolio growth on an opportunistic basis.”

Fourth Quarter 2009 Results:

	For the Three Months
	Ended December 31
(Amounts in thousands, except per share amounts)	2009	2008
Funds from operations	$(1,815)	$(6,645)
Per Share	$(0.04)	$(0.14)
Items that affect comparability (income) expense:
Gain on derivatives	–	18,078
Loss on investments	13,146	2,639
Gain on extinguishment of debt	–	(1,713)
Funds from operations, as adjusted for comparability	$11,331	$12,359
Per Share	$0.22	$0.26

For the quarter ended December 31, 2009, the Company’s total revenues were $43.6 million, compared to $45.5 million in the comparable period in 2008. FFO adjusted for items that affect comparability was $11.3 million, or $0.22 per share, in the fourth quarter of 2009, compared to $12.4 million, or $0.26 per share, in the 2008 period. Net (loss) to common stockholders for the fourth quarter of 2009 was $(14.0) million, or $(0.27) per share, compared to net (loss) of $(20.0) million, or $(0.42) per share in the 2008 period.

Omaha, Nebraska and Johnston, Rhode Island Properties

At December 31, 2009, we agreed to an early lease termination with Qwest Corporation, the sole tenant at our two Omaha, Nebraska properties. The Qwest leases were scheduled to expire in June 2010. We agreed to a settlement of Qwest’s remaining obligations under the leases and assumed the various subleases that had been entered into by Qwest. We are actively negotiating extensions with the subtenants as well as lease-ups of the vacant space in the buildings. At December 31, 2009, we also recognized a $11.9 million impairment loss on our Johnston, Rhode Island property which is now vacant, reflecting our estimate of the decline in estimated fair value below the carry value of the property. We are actively marketing the Johnston, Rhode Island property to prospective tenants.

Investment Portfolio:

At December 31, 2009, the Company’s portfolio before depreciation and amortization was approximately $2.0 billion, with 81% invested in owned properties. The weighted average underlying tenant credit rating on the Company’s entire single tenant portfolio is A- from Standard & Poor’s, with an average tenant rating on the single tenant owned property portfolio of A. Approximately 91% of the overall single tenant portfolio is invested in owned properties and loans on properties where the underlying tenant is rated investment grade and in investment grade rated real estate securities, with about 97% of the single tenant owned property portfolio leased to investment grade tenants. The weighted average remaining lease term on the Company’s entire single tenant portfolio is approximately nine years, including approximately eight years on the single tenant owned property portfolio and approximately 17 years on the leases underlying the loan portfolio. Our loan portfolio is primarily comprised of seasoned fully amortizing first mortgage loans on properties leased to investment grade tenants. References in this paragraph to the single tenant portfolio excludes our Johnston, Rhode Island and Omaha, Nebraska properties, as each has either become or we expect will become over time no longer leased primarily by a single tenant.

Balance Sheet:

At December 31, 2009, the Company’s assets included $1.6 billion in owned real property investments before depreciation and amortization, $221 million in loan investments, and $153 million in commercial mortgage-backed securities. Most of the Company’s debt is long-term amortizing non-recourse fixed rate debt. Only 12% of the Company’s debt is recourse and must be refinanced through 2012. That debt is comprised of the term credit facility with $126 million currently outstanding maturing in April 2011 and the Company’s convertible senior notes with $52 million of principal currently outstanding maturing in October 2012.

Dividends:

In the fourth quarter of 2009, the Company declared a cash dividend on its common stock in the amount of $0.06 per share, an increase of 20% from the third quarter of 2009. The level of CapLease’s common dividend will continue to be determined by the operating results of each quarter, economic conditions, capital requirements, and other operating trends.

The Company also declared a cash dividend of $0.5078125 on its 8.125% Series A cumulative redeemable preferred stock.

2010 Guidance:

CapLease expects full year 2010 FFO to be in the range of $0.68 to $0.73 per share, and earnings per share (EPS) to be in the range of $(0.22) to $(0.17). The guidance assumes the Johnston, Rhode Island property remains vacant for all of 2010 and estimated carrying costs of the building of $1.5 million. It also reflects about an aggregate $0.12 to $0.17 per share impact relating to the early master lease termination on the Omaha, Nebraska buildings and higher share count primarily related to issuances through the Company’s “at the market offering” program.

CapLease expects full year 2010 cash available for distribution (CAD) per share to be in the range of $0.72 to $0.77.

The Company's guidance estimates assume no asset investment or disposition activity in 2010. Our guidance estimates also assume no gains or losses associated with asset sales or debt extinguishment, no capital raising activities, no portfolio impairments or losses, and no other gains or charges that may occur during the year, and include assumptions with respect to interest rate levels on our floating rate facility, the level of property operating expenses and general and administrative expenses.

The difference between FFO and EPS is primarily depreciation and amortization expense on real property.

The factors described in the Forward-Looking and Cautionary Statements section of this release could cause actual results to differ materially from our guidance.

Conference Call:

CapLease will hold a conference call and webcast to discuss the Company’s fourth quarter and full year 2009 results at 10:00 a.m. (Eastern Time) today. Hosting the call will be Paul H. McDowell, Chairman and Chief Executive Officer, and Shawn P. Seale, Senior Vice President and Chief Financial Officer.

Interested parties may listen to the conference call by dialing (877) 407-0789 or (201) 689-8562 for international participants. A simultaneous webcast of the conference call may be accessed by logging onto the Company’s website at www.caplease.com under the Investor section.

A replay of the conference call will be available on the Internet at www.streetevents.com and the Company’s website for approximately fourteen days following the call. A recording of the call also will be available beginning after 1:00 p.m. (Eastern Time) today by dialing (877) 660-6853 or (201) 612-7415 for international participants. To access the telephonic replay, please enter account number 3055 along with conference ID 345484.

Non-GAAP Financial Measures:

Funds from operations (FFO) and cash available for distribution (CAD) are non-GAAP financial measures. The Company believes FFO and CAD are useful additional measures of the Company’s financial performance, as these measures are commonly used by the investment community in evaluating the performance of an equity REIT. The Company also believes that these measures are useful because they adjust for a variety of non-cash items (like depreciation and amortization, in the case of FFO, and depreciation and amortization, stock-based compensation and straight-line rent adjustments, in the case of CAD). FFO and CAD should not be considered as alternatives to net income or earnings per share determined in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. Since all companies and analysts do not calculate FFO and CAD in a similar fashion, the Company’s calculation of FFO and CAD may not be comparable to similarly titled measures reported by other companies.

The Company calculates FFO consistent with the NAREIT definition, or net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate-related depreciation and amortization (including capitalized leasing expenses, tenant allowances or improvements and excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures.

The Company calculates CAD by further adjusting FFO to exclude straight-line rent adjustments, stock-based compensation, above or below market rent amortization and non-cash interest income and expense, and to include routine capital expenditures on investments in real property and capitalized interest expense (if any). The Company will also adjust its CAD computations to exclude certain non-cash or unusual items. For example, in 2008 and 2009, CAD has been adjusted to exclude the loss on investments and the non-cash gains on debt extinguishment.

The Company also discloses FFO as adjusted for items that affect comparability, as it believes this measure is a useful proxy for existing portfolio performance and, therefore, provides a meaningful presentation of operating performance. This adjusted FFO measure should not be considered as an alternative to net income or earnings per share determined in accordance with GAAP as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity. It also differs from the NAREIT’s definition of FFO and may not be comparable to similarly titled measures reported by other companies.

Forward-Looking and Cautionary Statements:

This press release contains projections of future results and other forward-looking statements that involve a number of trends, risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results to differ materially from those projected in such forward-looking statements.

  payment defaults on one or more of our asset investments;
  the impact to earnings associated with potential asset dispositions and debt repayments;
  the impact of any refinancing of or other amendment to our bank term credit facility;
  increases in our financing costs (including as a result of LIBOR rate increases), our general and administrative costs and/or our property expenses; and
  our failure to comply with our debt obligations.

Developments in any of those areas could cause actual results to differ materially from results that have been or may be projected. For a more detailed discussion of the trends, risks and uncertainties that may affect our operating and financial results and our ability to achieve the financial objectives discussed in this press release, readers should review the Company’s most recent Annual Report on Form 10-K, including the section entitled “Risk Factors,” and the Company’s other periodic filings with the SEC. Copies of these documents are available on our web site at www.caplease.com and on the SEC’s website at www.sec.gov. We caution that the foregoing list of important factors is not complete and we do not undertake to update any forward-looking statement.

About the Company:

CapLease, Inc. is a real estate investment trust, or REIT, that invests primarily in single tenant commercial real estate assets subject to long-term leases to high credit quality tenants.

CapLease, Inc. and Subsidiaries
Consolidated Statements of Operations
For the three and twelve months ended December 31, 2009 and December 31, 2008
(Unaudited)

	For the Three Months		For the Twelve Months
	Ended December 31		Ended December 31
(Amounts in thousands, except per share amounts)	2009	2008	2009	2008
Revenues:
Rental revenue	$32,492	$33,751	$134,496	$135,026
Interest income from loans and securities	7,076	8,523	30,667	35,040
Property expense recoveries	3,056	3,027	11,473	11,457
Other revenue	1,008	161	1,532	764
Total revenues	43,632	45,462	178,168	182,287
Expenses:
Interest expense	22,150	24,560	90,270	98,217
Property expenses	5,584	5,187	20,442	19,526
Loss on derivatives	–	18,078	–	19,496
Loss on investments	13,146	2,639	26,885	3,663
General and administrative expenses	3,143	2,649	10,894	11,669
General and administrative expenses-stock based compensation	548	296	2,118	1,978
Depreciation and amortization expense on real property	12,233	13,282	51,410	53,132
Loan processing expenses	77	108	309	314
Total expenses	56,881	66,799	202,328	207,995
Gain on extinguishment of debt	–	1,713	9,829	1,713
Provision for income taxes	(201)	–	(201)	–
Loss from continuing operations	(13,450)	(19,624)	(14,532)	(23,995)
Income from discontinued operations	80	226	514	707
Net loss before non-controlling interest in consolidated subsidiaries	(13,370)	(19,398)	(14,018)	(23,288)
Non-controlling interest in consolidated subsidiaries	42	95	51	124
Net loss	(13,328)	(19,303)	(13,967)	(23,164)
Dividends allocable to preferred shares	(711)	(711)	(2,844)	(2,844)
Net loss allocable to common stockholders	$(14,039)	$(20,014)	$(16,811)	$(26,008)

Earnings per share:
Net loss per common share, basic and diluted	$(0.27)	$(0.42)	$(0.34)	$(0.57)
Weighted average number of common shares outstanding, basic and diluted	51,549	47,385	49,297	45,526
Dividends declared per common share	$0.06	$0.20	$0.21	$0.60
Dividends declared per preferred share	$0.51	$0.51	$2.03	$2.03

CapLease, Inc. and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2009 (unaudited) and December 31, 2008

	December 31,
(Amounts in thousands, except share and per share amounts)	2009	2008
Assets
Real estate investments, net	$1,408,819	$1,510,413
Loans held for investment, net	221,211	285,779
Commercial mortgage-backed securities	153,056	161,842
Cash and cash equivalents	38,546	8,439
Asset held for sale	3,410	–
Structuring fees receivable	1,094	1,863
Other assets	78,279	77,189
Total Assets	$1,904,415	$2,045,525
Liabilities and Stockholders' Equity
Mortgages on real estate investments	$943,811	$972,324
Collateralized debt obligations	263,310	268,265
Credit facility	126,262	189,262
Secured term loan	114,070	123,719
Convertible senior notes	49,452	66,239
Other long-term debt	30,930	30,930
Total debt obligations	1,527,835	1,650,739
Intangible liabilities on real estate investments	39,591	49,277
Accounts payable, accrued expenses and other liabilities	18,700	19,879
Dividends and distributions payable	3,822	711
Total Liabilities	1,589,948	1,720,606
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, Series A cumulative redeemable preferred, liquidation preference $25.00 per share, 1,400,000 shares issued and outstanding	33,657	33,657
Common stock, $0.01 par value, 500,000,000 shares authorized, 51,709,511 and 47,391,790 shares issued and outstanding, respectively	517	474
Additional paid in capital	303,368	317,565
Accumulated other comprehensive (loss)	(24,332)	(28,118)
Total Stockholders' Equity	313,210	323,578
Non-controlling interest in consolidated subsidiaries	1,257	1,341
Total Equity	314,467	324,919
Total Liabilities and Stockholders' Equity	$1,904,415	$2,045,525

CapLease, Inc. and Subsidiaries
Reconciliation of Net Loss to Funds from Operations and Cash Available for Distribution
(unaudited)
For the three and twelve months ended December 31, 2009 and December 31, 2008

	For the Three Months		For the Twelve Months
	Ended December 31		Ended December 31
(Amounts in thousands, except per share amounts)	2009	2008	2009	2008
Net loss allocable to common stockholders	$(14,039)	$(20,014)	$(16,811)	$(26,008)
Add (deduct):
Non-controlling interest in consolidated subsidiaries	(42)	(95)	(51)	(124)
Depreciation and amortization expense on real property	12,233	13,282	51,410	53,132
Depreciation and amortization expense on discontinued operations	33	182	282	889
Funds from operations	(1,815)	(6,645)	34,830	27,889
Add (deduct):
Straight-lining of rents	(7,202)	(9,920)	(1,377)	(6,145)
General and administrative expenses-stock based compensation	548	296	2,118	1,978
Amortization of above and below market leases	328	359	1,344	1,436
Non-cash interest income and expenses	748	873	3,107	2,692
Routine capital expenditures on real estate investments	(39)	(19)	(208)	(113)
Loss on investments	13,146	2,639	26,885	3,663
Gain on extinguishment of debt	–	(1,713)	(9,829)	(1,713)
Cash available for distribution	$5,714	$(14,130)	$56,870	$29,687

Weighted average number of common shares outstanding, basic and diluted	51,549	47,385	49,297	45,526
Weighted average number of OP units outstanding	156	156	156	230
Weighted average number of common shares and OP units outstanding, diluted	51,705	47,541	49,453	45,756
Net loss per common share, basic and diluted	$(0.27)	$(0.42)	$(0.34)	$(0.57)
Funds from operations per share	$(0.04)	$(0.14)	$0.70	$0.61
Cash available for distribution per share	$0.11	$(0.30)	$1.15	$0.65

CapLease, Inc. and Subsidiaries
Estimated Net Loss and Cash Available for Distribution (unaudited)
For the fiscal year ending December 31, 2010

	January 1, 2010 -	December 31, 2010
	Low End	High End
(in thousands, except per share amounts)	Range	Range
Net loss allocable to common stockholders	$(11,700)	$(9,000)
Add (deduct):
Depreciation and amortization expense on real property	48,200	48,200
Straight-lining of rents	(3,800)	(3,800)
General and administrative expenses-stock based compensation	2,900	2,900
Amortization of above and below market leases	1,700	1,700
Impact of non-cash interest income and expense items	2,150	2,150
Routine capital expenditures on real estate investments	(600)	(600)
Cash available for distribution	$38,850	$41,550

Weighted average common shares outstanding-estimate for the year 2010	53,833	53,833
OP units outstanding as of February 28, 2010	156	156
Weighted average common shares and OP units outstanding-estimate for the year 2010	53,989	53,989

Net loss per common share, basic and diluted	$(0.22)	$(0.17)
Cash available for distribution per share	$0.72	$0.77

CONTACT:
ICR, Inc.
Brad Cohen, 212-217-6393
bcohen@icrinc.com